Exhibit 99.1

Media Contacts:	Felicia Bisaro	Investor Contacts:	Jennifer Halchak
	(646) 703-1807		(201) 275-2711
	Kate Vossen		Renee McKnight
	(732) 675-8448		(551) 204-6129

Organon Reports Results for the Second Quarter Ended June 30, 2025

•	Second quarter 2025 revenue of $1.594 billion

•	Second quarter 2025 diluted earnings per share of $0.56 and non-GAAP Adjusted diluted earnings per share of $1.00; GAAP diluted earnings per share includes a $46 million gain, or $0.14 per share, for early extinguishment of debt

•	Second quarter 2025 net income of $145 million and Adjusted EBITDA (non-GAAP) of $522 million, representing an Adjusted EBITDA margin of 32.7%

•	The company repaid $345 million of long-term debt during the quarter; on track to achieve a net debt to Adjusted EBITDA ratio of less than 4.0x by year-end

•	Revenue guidance range for full year 2025 raised to $6.275 billion to $6.375 billion based on the company’s current views of foreign exchange; guidance range for Adjusted EBITDA margin (non-GAAP) affirmed at 31.0% to 32.0%

Jersey City, N.J., August 5, 2025 – Organon (NYSE: OGN) today announced its results for the second quarter ended June 30, 2025.

“During the quarter we paid down principal on our long-term debt and began implementing meaningful cost savings, which together set us on a path to achieve net leverage below 4.0x by the end of this year. We will aim to drive further improvement, with the goal of achieving net leverage of 3.5x or below by the end of 2026,” said Kevin Ali, Organon’s chief executive officer. “We are right where we want to be with VTAMA, making significant progress on our access objectives, with the overall portfolio compensating well for the loss of exclusivity of Atozet in Europe.”

Second Quarter 2025 Revenue

in $ millions	Q2 2025	Q2 2024	VPY	VPY ex-FX
Women’s Health	$462	$449	3%	2%
General Medicines
Biosimilars	173	164	5%	6%
Established Brands	936	963	(3)%	(4)%
Other (1)	23	31	(25)%	(24)%
Revenue	$1,594	$1,607	(1)%	(1)%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

For the second quarter of 2025, total revenue was $1.594 billion, down 1% on both an as-reported basis as well as excluding the impact of foreign currency (ex-FX).

Women’s Health revenue increased 3% as-reported and increased 2% ex-FX in the second quarter of 2025, compared with the second quarter of 2024. The company’s fertility business grew 15% ex-FX in the second quarter driven by a favorable year-over-year comparison in Follistim AQ® (follitropin beta injection) related to the 2023 exit of a spin-related interim operating model agreement in the U.S., increased demand and favorable rate in the U.S., and geographic footprint expansion. Sales of Nexplanon® (etonogestrel implant) declined 1% ex-FX in the second quarter. Outside the U.S., Nexplanon grew 10% ex-FX in the period largely offsetting a 5% decline in the U.S. In the U.S., customers relying on federal and state subsidized programs are facing potentially constrained funding, which factored into their purchasing decisions for contraceptive products during the second quarter.

Biosimilars revenue increased 5% as-reported and increased 6% ex-FX in the second quarter of 2025, compared with the second quarter of 2024, primarily due to strong performance of Hadlima® (adalimumab-bwwd), which more than offset expected declines in Ontruzant® (trastuzumab-dttb) and Renflexis® (infliximab-abda) associated with the maturity of those products.

Established Brands revenue declined 3% as-reported and declined 4% ex-FX in the second quarter of 2025. Revenue contribution of Emgality®(1) (galcanezumab-gnlm) and Vtama®(2) (tapinarof) partially offset the impact of the loss of exclusivity (“LOE”) of Atozet™ (ezetimibe and atorvastatin) in key markets in Europe and lower sales of Singulair® (montelukast sodium), particularly in China and Japan.

(1) Organon acquired certain European licensing and distribution rights to Emgality and Rayvow from Eli Lilly and Company (“Eli Lilly”) beginning in early 2024. Emgality and Rayvow are registered trademarks of Eli Lilly in the European Union and other countries (used under license).

(2) Vtama was acquired as part of Organon's acquisition of Dermavant Sciences Ltd. (“Dermavant”), which closed on October 28, 2024.

Second Quarter 2025 Profitability

in $ millions, except per share amounts	Q2 2025	Q2 2024	VPY
Revenues	$1,594	$1,607	(1)%
Cost of sales	720	668	8%
Gross profit	874	939	(7)%
Non-GAAP Adjusted gross profit (1)	983	996	(1)%
Net income	145	195	(26)%
Non-GAAP Adjusted net income (1)	261	289	(10)%
Diluted Earnings per Share (EPS)	0.56	0.75	(25)%
Non-GAAP Adjusted diluted EPS (1)	1.00	1.12	(11)%
Acquired in-process research & development (IPR&D) and milestones	—	15	—%
Adjusted EBITDA (Non-GAAP) (1, 2)	522	513	2%

	Q2 2025	Q2 2024
Gross margin	54.8%	58.4%
Non-GAAP Adjusted gross margin (1)	61.7%	62.0%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	32.7%	31.9%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	Adjusted EBITDA and Adjusted EBITDA margin for Q2 2024 includes $15 million, related to acquired IPR&D and milestones.

Gross margin was 54.8% as-reported and 61.7% on a non-GAAP adjusted basis in the second quarter of 2025, compared with 58.4% as-reported and 62.0% on a non-GAAP adjusted basis in the second quarter of 2024. Lower reported gross margin in the second quarter was due to higher year-over-year amortization expense related to the acquisition of intangibles in the prior year, as well as amortization associated with the inventory fair value adjustment related to the Dermavant acquisition. Non-GAAP Adjusted gross margin was consistent with the prior year period.

Net income for the second quarter of 2025 was $145 million, or $0.56 per diluted share, compared with $195 million, or $0.75 per diluted share, in the second quarter of 2024. Second quarter 2025 GAAP diluted earnings per share includes a $46 million gain, or $0.14 per share, for early extinguishment of debt. For the second quarter of 2025, non-GAAP Adjusted net income was $261 million, or $1.00 per diluted share, compared with $289 million, or $1.12 per diluted share, in 2024.

Non-GAAP Adjusted EBITDA margin was 32.7% in the second quarter of 2025 compared with 31.9% in the second quarter of 2024. The year-over-year improvement in Adjusted EBITDA margin was primarily driven by a 3% reduction in operating expenses.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.02 for each issued and outstanding share of the company's common stock. The dividend is payable on September 11, 2025, to stockholders of record at the close of business on August 15, 2025.

As of June 30, 2025, cash and cash equivalents were $599 million, and debt was $8.90 billion. During the second quarter of 2025, the company made principal repayments on long-term debt totaling $345 million; the company repurchased and cancelled $242 million of its 5.125% notes due in 2031 prior to maturity (the “2031 Notes”) which resulted in a pre-tax gain on extinguishment of debt of $42 million; and the company paid and terminated a legacy funding agreement of Dermavant valued at $103 million, which resulted in a pre-tax gain on extinguishment of debt of $4 million.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

Full year 2025 financial guidance is presented below on a non-GAAP basis, except revenue.

	Previous Guidance as of May 1, 2025	Current Guidance
Revenue	$6.125B - $6.325B	$6.275B - $6.375B
Nominal revenue growth	(4.3%) - (1.2%)	(2.0%) - (0.4)%
FX translation headwind	~$200M	~$50M
Ex-FX revenue growth	(1.2%) - 1.9%	(1.2%) - 0.3%
Adjusted gross margin	60.0%-61.0%	Unchanged
SG&A	Mid 20% range	Unchanged
R&D	Upper single-digit	Unchanged
IPR&D*	$6 million	Unchanged
Adjusted EBITDA margin (Non-GAAP)	31.0%-32.0%	Unchanged
Interest	~$510M	Unchanged
Depreciation	~$135M	Unchanged
Effective non-GAAP tax rate	22.5%-24.5%	Unchanged
Fully diluted weighted average shares outstanding	~263M	Unchanged

*The company does not provide guidance for forward-looking IPR&D and milestone expense. The $6 million of forecasted IPR&D expense reflects IPR&D expense recorded through June 30, 2025.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its second quarter financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and- presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call may join by dialing (888) 596-4144 (U.S. and Canada Toll-Free) or (646) 968-2525 and using the access code Conference ID: 1036555#.

About Organon

Organon (NYSE: OGN) is a global healthcare company with a mission to deliver impactful medicines and solutions for a healthier every day. With a portfolio of over 70 products across Women’s Health and General Medicines, which includes biosimilars, Organon focuses on addressing health needs that uniquely, disproportionately or differently affect women, while expanding access to essential treatments in over 140 markets.

Headquartered in Jersey City, New Jersey, Organon is committed to advancing access, affordability, and innovation in healthcare. Learn more at  http://www.organon.com and follow us on LinkedIn, Instagram,  X, YouTube, TikTok and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2025 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition-related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s full-year 2025 guidance estimates and predictions regarding other financial information and metrics, as well as expectations regarding Organon’s franchise and product performance and strategy expectations for future periods. Forward-looking statements may be identified by words such as “goals,” “guidance,” potential,” “should,” “will,” “continue,” “expects,” “believes,” “future,” “estimates,” “opportunity,” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. Risks and uncertainties include, but are not limited to, expanded brand and class competition in the markets in which Organon operates; trade protection measures and import or export licensing requirements, including the direct and indirect impacts of tariffs (including any potential pharmaceutical sector tariffs), trade sanctions or similar restrictions by the United States or other governments; changes in U.S. and foreign federal, state and local governmental funding allocations including the timing and amounts allocated to Organon’s customers and business partners; economic factors over which Organon has no control, including changes in inflation, interest rates, recessionary pressures, and foreign currency exchange rates; market volatility, downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, changing political or geopolitical conditions, market contraction, boycotts, and sanctions, as well as Organon’s ability to successfully manage uncertainties related to the foregoing; difficulties with performance of third parties Organon relies on for its business growth; the failure of any supplier to provide substances, materials, or services as agreed; the increased cost of supply, manufacturing, packaging, and operations; difficulties developing and sustaining relationships with commercial counterparties; competition from generic products as Organon’s products lose patent protection; any failure by Organon to retain market exclusivity for Nexplanon® (etonogestrel implant) or to obtain an additional period of exclusivity in the United States for Nexplanon subsequent to the expiration of the rod patents in 2027; the continued impact of the September 2024 LOE for Atozet™ (ezetimibe and atorvastatin); the success of our efforts to adapt our business and sales strategies to address the changing market and regulatory landscape in order to achieve our business objectives and remain competitive, which may include implementing or continuing to assess product discount programs and wholesaler inventory levels under the relevant agreements for certain key products such as Nexplanon; restructurings or other disruptions at the U.S. Food and Drug Administration (“FDA”), the U.S. Securities and Exchange Commission (“SEC”) and other U.S. and comparable government agencies; difficulties and uncertainties inherent in the implementation of Organon’s acquisition strategy or failure to recognize the benefits of such acquisitions; pricing pressures globally, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general; the impact of higher selling and promotional costs; changes in government laws and regulations in the United States and other jurisdictions, including laws and regulations governing the research, development, approval, clearance, manufacturing, supply, distribution, and/or marketing of our products and related intellectual property, environmental regulations, and the enforcement thereof affecting Organon’s business; efficacy, safety or other quality concerns with respect to our marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales; delays or failures to demonstrate adequate efficacy and safety of Organon’s product candidates in pre-clinical and clinical trials, which may prevent or delay the development, approval, clearance, or commercialization of Organon’s product candidates; future actions of third parties, including significant changes in customer relationships or changes in the behavior and spending patterns of purchasers of health care products and services, including delaying medical procedures, rationing prescription medications, reducing the frequency of physician visits and forgoing health care insurance coverage; legal factors, including product liability claims, antitrust litigation and governmental investigations, including tax disputes, environmental claims and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products; lost market opportunity resulting from delays and uncertainties in clinical trials and the approval or clearance process of the FDA and other regulatory authorities; the failure by Organon or its third party collaborators and/or their suppliers to fulfill our or their regulatory or quality obligations, which could lead to a delay in regulatory approval or commercial marketing of Organon’s products; cyberattacks on, or other failures, accidents, or security breaches of, Organon’s or third-party providers’ information technology systems, which could disrupt Organon’s operations and those of third parties upon which it relies; increased focus on privacy issues in countries around the world, including the United States, the European Union, and China, and a more difficult legislative and regulatory landscape for privacy and data protection that continues to evolve with the potential to directly affect Organon’s business, including recently enacted laws in a majority of states in the United States requiring security breach notification; changes in tax laws including changes related to the taxation of foreign earnings; the impact of any future pandemic, epidemic, or similar public health threat on Organon’s business, operations and financial performance; loss of key employees or inability to identify and recruit new employees; changes in accounting pronouncements promulgated by standard-setting or regulatory bodies, including the Financial Accounting Standards Board and the SEC, that are adverse to Organon; and volatility of commodity prices, fuel, shipping rates that impact the costs and/or ability to supply Organon’s products.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the SEC, including the company’s most recent Annual Report on Form 10-K and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$1,594	$1,607	$3,107	$3,229
Cost of sales	720	668	1,392	1,333
Gross Profit	874	939	1,715	1,896

Selling, general and administrative	453	437	873	868
Research and development	95	116	191	228
Acquired in-process research and development and milestones	—	15	6	30
Restructuring costs	2	—	88	23
Interest expense	131	131	255	262
Exchange (gains) losses	(1)	(1)	(5)	5
Other (income) expense, net	(35)	6	(23)	9
Income before income taxes	229	235	330	471
Income tax expense	84	40	98	75
Net income	$145	$195	$232	$396

Earnings per share:
Basic	$0.56	$0.76	$0.90	$1.54
Diluted	$0.56	$0.75	$0.89	$1.53

Weighted average shares outstanding:
Basic	259,939	257,288	258,906	256,492
Diluted	260,156	258,598	260,584	258,480

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2025			2024			2025			2024
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$163	$77	$240	$171	$70	$242	$339	$148	$488	$324	$137	$462
Follistim AQ	30	43	74	22	40	62	65	77	142	33	75	108
NuvaRing	7	21	28	10	19	29	13	37	50	26	41	67
Ganirelix Acetate Injection	3	25	27	5	22	27	7	47	54	11	45	56
Marvelon/Mercilon	—	33	33	—	41	41	—	72	72	—	73	73
Jada	18	—	18	14	—	14	33	—	33	27	—	27
Other Women’s Health (1)	14	27	42	13	23	34	30	57	86	27	52	79
General Medicines
Biosimilars
Renflexis	46	17	63	56	13	69	90	30	120	111	27	138
Hadlima	36	14	50	20	8	28	69	27	96	42	16	58
Ontruzant	5	26	31	10	38	48	8	41	49	18	69	87
Brenzys	—	22	22	—	12	12	—	36	36	—	36	36
Aybintio	—	4	4	—	7	7	—	10	10	—	15	15
Tofidence	3	—	3	—	—	—	3	—	3	—	—	—
Cardiovascular
Atozet	—	86	86	—	140	140	—	162	162	—	271	271
Zetia	1	72	74	2	73	75	3	156	159	4	155	159
Cozaar/Hyzaar	2	54	56	2	58	60	4	107	111	5	122	127
Vytorin	1	26	27	2	26	28	2	48	50	3	52	56
Rosuzet	—	6	6	—	9	9	—	10	10	—	25	25
Other Cardiovascular (1)	1	33	34	1	31	32	1	64	65	1	71	71
Respiratory
Singulair	2	64	66	2	90	93	4	136	140	5	186	190
Nasonex	—	66	66	—	60	60	—	137	137	—	137	137
Dulera	32	9	41	39	8	47	66	19	84	82	21	103
Clarinex	1	33	34	1	35	35	1	67	68	2	71	73
Other Respiratory (1)	11	3	14	8	4	13	21	6	27	15	6	22
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	63	63	—	68	68	—	124	124	—	143	143
Fosamax	—	34	34	1	34	35	2	65	67	3	72	74
Diprospan	—	41	41	—	37	37	—	71	71	—	66	66
Vtama	29	2	31	—	—	—	49	6	54	—	—	—
Other Non-Opioid Pain, Bone and Dermatology (1)	4	76	80	5	73	78	7	143	151	9	141	151
Other
Propecia	1	30	32	2	27	28	3	55	58	3	47	51
Emgality/Rayvow	—	42	42	—	30	30	—	74	74	—	40	40
Proscar	—	22	22	—	23	23	—	46	46	1	49	50
Other (1)	3	85	87	2	69	72	5	159	164	7	149	155
Other (2)	1	24	23	—	31	31	1	44	46	(1)	61	59
Revenues	$414	$1,180	$1,594	$388	$1,219	$1,607	$826	$2,281	$3,107	$758	$2,471	$3,229

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Includes sales of products not listed separately.

(2) Other includes manufacturing sales to third parties.

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Europe and Canada	$419	$457	$795	$907
United States	414	388	826	758
Asia Pacific and Japan	250	260	502	546
China	204	216	409	421
Latin America, Middle East, Russia, and Africa	285	251	524	525
Other (1)	22	35	51	72
Revenues	$1,594	$1,607	$3,107	$3,229

(1) Other includes manufacturing sales to third parties.

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Gross Profit	$874	$939	$1,715	$1,896
Adjusted for:
Spin-related costs (1)	—	3	—	6
Manufacturing network costs (2)	33	15	62	25
Stock-based compensation	4	5	8	9
Amortization	53	34	103	67
Acquisition-related costs (3)	10	—	19	—
Other	9	—	10	—
Adjusted Non-GAAP Gross Profit	$983	$996	$1,917	$2,003

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

(3) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Gross Margin	54.8%	58.4%	55.2%	58.7%
Total impact of Non-GAAP adjustments	6.9%	3.6%	6.5%	3.3%
Adjusted Non-GAAP Gross Margin	61.7%	62.0%	61.7%	62.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Selling, general and administrative expenses	$453	$437	$873	$868
Adjusted for:
Spin-related costs (1)	—	(29)	—	(69)
Stock-based compensation	(14)	(18)	(30)	(36)
Restructuring related charges	(4)	—	(10)	—
Other	(26)	—	(29)	—
Adjusted Non-GAAP Selling, general and administrative expenses	$409	$390	$804	$763

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

Organon & Co.
 Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics (Continued)
 (Unaudited, $ in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Research and development expenses	$95	$116	$191	$228
Adjusted for:
Spin-related costs (1)	—	(1)	—	(3)
Manufacturing network costs (2)	(3)	—	(6)	—
Stock-based compensation	(4)	(5)	(8)	(9)
Other	—	—	(1)	—
Adjusted Non-GAAP Research and development expenses	$88	$110	$176	$216

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Reported Net Income	$145	$195	$232	$396
Adjusted for:
Cost of sales adjustments	109	57	202	107
Selling, general and administrative adjustments	44	47	69	105
Research and development adjustments	7	6	15	12
Restructuring	2	—	88	23
Change in fair value of contingent consideration	12	—	23	—
Other (gain) expense, net	(45)	6	(41)	10
Tax impact on adjustments above(1)	(13)	(22)	(62)	(49)
Non-GAAP Adjusted Net Income	$261	$289	$526	$604

(1) For the three months ended June 30, 2025 and 2024, the GAAP income tax rates were 37.0% and 17.3%, respectively, and the non-GAAP income tax rates were 27.2% and 17.8%, respectively. For the six months ended June 30, 2025 and 2024, the GAAP income tax rates were 29.8% and 16.0%, respectively, and the non-GAAP income tax rates were 23.4% and 17.1%, respectively. These adjustments represent the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Diluted Earnings per Share	$0.56	$0.75	$0.89	$1.53
Total impact of Non-GAAP adjustments	0.44	0.37	1.13	0.81
Non-GAAP Adjusted Diluted Earnings per Share	$1.00	$1.12	$2.02	$2.34

Organon & Co.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Reported Net Income	$145	$195	$232	$396
Depreciation (1)	33	31	65	61
Amortization	53	34	103	67
Interest expense	131	131	255	262
Income tax expense	84	40	98	75
EBITDA (Non-GAAP)	$446	$431	$753	$861
Restructuring and related charges	6	—	98	23
Spin-related costs (2)	—	39	—	88
Manufacturing network related (3)	36	15	72	25
Acquisition-related costs (4)	10	—	19	—
Change in contingent consideration	12	—	23	—
Other (income) costs (5)	(10)	—	(5)	—
Stock-based compensation	22	28	46	54
Adjusted EBITDA (Non-GAAP)	$522	$513	$1,006	$1,051
Adjusted EBITDA margin (Non-GAAP)	32.7%	31.9%	32.4%	32.5%

(1) Excludes accelerated depreciation included in one-time costs.

(2) Spin-related costs reflect certain costs incurred in connection with activities taken to separate Organon from Merck & Co., Inc., Rahway, NJ, US. These costs include, but are not limited to, $19 million and $40 million for the three and six months ended June 30, 2024, respectively, for information technology infrastructure, primarily related to the implementation of a stand-alone enterprise resource planning system and redundant software licensing costs, as well as $6 million and $20 million for the three and six months ended June 30, 2024, respectively, associated with temporary transition service agreements with Merck & Co., Inc., Rahway, NJ, US.

(3) Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Inc., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs.

(4) Acquisition related costs for the three and six months ended June 30, 2025, reflect the amortization pertaining to the fair value inventory purchase accounting adjustment for the Dermavant transaction.

(5) Other (income) costs for the three and six months ended June 30, 2025 include $46 million pre-tax gain related to the repurchase and cancellation of approximately $242 million of the 2031 Notes and the repayment and termination of the funding agreement with NovaQuest Co-Investment Fund VIII, L.P. and legal settlement reserves.

As the costs described in (1) through (5) above are directly related to the separation of Organon and acquisition related activities and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provides meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.